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                                                                  Exhibit (a)(9)

O'REILLY GRANTED EARLY TERMINATION ON ANTITRUST WAITING PERIOD


     SPRINGFIELD, MISSOURI, January 9, 1998 - O'Reilly Automotive, Inc. (Nasdaq
- ORLY) ("O'Reilly") announced today that in connection with its previously announced tender offer to acquire all the outstanding shares of Hi-Lo Automotive, Inc. ("Hi/Lo"), the U.S. Department of Justice and the Federal Trade Commission have granted O'Reilly early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     Early termination of the waiting period indicates that those government agencies do not intend to oppose the tender offer and related merger on antitrust grounds. Such early termination of the waiting period also satisfies one of the conditions of the tender offer agreement between O'Reilly and Hi/Lo, announced December 23, 1997. The tender offer, for $4.35 per share, is still subject to certain other conditions and is scheduled to expire at 12:00 midnight New York City time, January 26, 1998, unless extended.

     O'Reilly is a leading specialty retailer and supplier of automotive aftermarket parts, tools, supplies, equipment and accessories to both do-it-yourself customers and professional mechanics and service technicians. Founded in 1957 by the O'Reilly family, the company currently operates stores within the states of Missouri, Arkansas, Kansas, Oklahoma, Nebraska and Iowa.

     Statements contained in this press release which are not historical facts are forward-looking statements. Such forward-looking statements are necessary estimates reflecting the best judgement of the party making such statements based upon current information and involve a number of risks and uncertainties. Forward-looking statements contained in this press release or in other public statements of the parties should be considered in light of those factors. There can be no assurance that such factors will not affect the accuracy of such forward-looking statements.